Exhibit 4.2

EXECUTION COPY

SHARE EXCHANGE AGREEMENT

BY AND BETWEEN

CARSDIRECT.COM, INC.,

AND

IDEALAB HOLDINGS, L.L.C.

March 10, 2005

i

ii

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (as it may be amended, modified or supplemented from time to time, this “Agreement”) is entered into as of March 10, 2005, by and between CARSDIRECT.COM, INC., a Delaware corporation (the “Company”) and IDEALAB HOLDINGS, L.L.C., a Delaware limited liability company (“Idealab”).

RECITALS

WHEREAS, Idealab desires to exchange (the “Share Exchange”) 4,400,000 shares of the Company’s Series D Preferred Stock held by it (the “Old Shares”) for 4,000,000 shares of the Company’s Class B Common Stock to be issued to it by the Company (the “New Shares”);

WHEREAS, the respective board of directors or managers of the Company and Idealab has or have each determined that this Agreement and the transactions contemplated hereby, including the Share Exchange, are advisable and in the best interests of it and its equityholders;

WHEREAS, the respective board of directors or managers of the Company and Idealab has or have each approved and adopted this Agreement and, upon the terms and subject to the conditions set forth herein, approved the transactions contemplated hereby, including the Share Exchange;

WHEREAS, in connection with the transactions contemplated by this Agreement, including the Share Exchange, the board of directors of the Company has, upon the terms and subject to the conditions set forth herein, (a) approved, adopted and deemed advisable an amendment to the Company’s Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit A (the “Charter Amendment”) that would (i) increase the authorized number of shares of the Company’s Class B Common Stock by 4,000,000 and (ii) reduce the minimum percentage of outstanding capital stock of the Company that the “Idealab Related Parties” (as such term is defined in the Company’s Amended and Restated Certificate of Incorporation) must hold and have the right to vote from 20% of the outstanding shares of capital stock of the Company to 15%, and (b) approved and deemed advisable the issuance of the New Shares to Idealab;

WHEREAS, the board of directors of the Company, pursuant to the authority granted to it by Section 1 of the CarsDirect.com, Inc. Fifth Amended and Restated Investor Rights Agreement, dated as of February [    ], 2001 (the “IRA”), has authorized the shares of the Company’s Class A Common Stock issued or issuable upon conversion of the New Shares (the “Conversion Shares”) to be “Registrable Securities” under such agreement; and

WHEREAS, the board of directors of the Company has determined that the New Shares are being issued to Idealab pursuant to a transaction involving a corporate partner primarily for purposes other than raising capital.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

ARTICLE 1

THE TRANSACTION

1.1                                 Transfer of Preferred Shares. At the Closing (as defined in Section 2.1 below) and on the terms and subject to the conditions set forth herein, Idealab shall transfer to the Company all rights, title and interest to and in the Old Shares, free and clear of any and all liens, claims, charges, security interests, pledges, assessments or other encumbrances or adverse claims or interests of any nature. Upon such transfer, each such Old Share shall no longer be outstanding and shall automatically be retired and canceled, and Idealab shall cease to have any rights with respect thereto, except the right to receive New Shares as set forth in Section 1.2 below.

1.2                                 Share Exchange. At the Closing and on the terms and subject to the conditions set forth herein, the Company shall issue to Idealab the New Shares in exchange for the Old Shares.

ARTICLE 2

CLOSING; DELIVERIES

2.1                                 Closing Date. Unless this Agreement shall have been terminated pursuant to Section 7.1 below, and subject to the satisfaction or waiver of the conditions set forth in ARTICLE 6 below, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Munger, Tolles & Olson LLP in Los Angeles, California at such time and place as the parties hereto may mutually agree (the date of the Closing is hereinafter referred to as the “Closing Date”).

2.2                                 Idealab Delivery. At the Closing, Idealab shall deliver to the Company a stock certificate or stock certificates representing the Old Shares, duly endorsed in negotiable form or accompanied by stock powers duly endorsed in blank, with all necessary stock transfer and other documentary stamps requested by the Company.

2.3                                 The Company Delivery. At the Closing, following the delivery set forth in Section 2.2 above, the Company shall deliver to Idealab a stock certificate or stock certificates in Idealab’s name evidencing the New Shares, stamped or otherwise imprinted with a legend as set forth in Section 5.3 below.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF IDEALAB

Idealab hereby represents and warrants to the Company as follows:

3.1                                 Organization and Standing. Idealab is a limited liability company duly organized, validly existing and in good standing under, and by virtue of, the laws of the State of Delaware. Idealab has all requisite corporate power and authority to own, operate and lease its assets and properties, and to carry on its business as presently conducted.

3.2                                 Corporate Power. Idealab has all requisite legal and corporate power and authority to execute and deliver this Agreement, to deliver the Old Shares to the Company in exchange for New Shares hereunder, to carry out and perform its obligations under the terms of this Agreement, and to consummate the transactions contemplated by this Agreement.

3.3                                 Authorization. All corporate action on the part of Idealab, its managers and members necessary for the authorization, execution, delivery and performance of this Agreement by Idealab, the delivery of the Old Shares to the Company, and the performance of Idealab’s obligations under this Agreement, has been taken or will be taken prior to the Closing. This Agreement, when executed and delivered by Idealab, shall constitute the legal, valid and binding obligations of Idealab, enforceable against Idealab in accordance with their terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

3.4                                 Old Shares. The Old Shares are free and clear of any and all liens, claims, charges, security interests, pledges, assessments or other encumbrances or adverse claims or interests of any nature, other than those created by the IRA.

3.5                                 Investment Representations.

(a)                                  Preexisting Relationship; Business or Financial Experience. Idealab, either by reason of a prior business and/or financial relationship with the Company or by reason of its business or financial experience, or the business or financial experience of its professional advisors who are unaffiliated with the Company and who are not compensated, directly or indirectly, by the Company or its affiliates, is capable of evaluating the merits and risks of the Share Exchange and has the capacity to protect its own interests in connection with the Share Exchange.

(b)                                 No Advertising. Idealab has not seen, received, been presented with or been solicited by, any leaflet, public promotional meeting, newspaper or magazine article or advertisement, radio or television advertisement, or any other form of advertising or general solicitation with respect to the Share Exchange.

(c)                                  Investment Intent. Idealab is acquiring the New Shares (and, if issued, the Conversion Shares) for its own account for investment purposes only, not as a nominee or agent, and not with a view to, or for resale in connection with, any

“distribution” thereof for purposes of the Securities Act of 1933, as amended (the “Securities Act”).

(d)                                 Economic Risk. Idealab acknowledges that its acquisition of the New Shares (and, if issued, the Conversion Shares) is a speculative investment which involves a substantial degree of risk of loss by it of its entire investment in the Company, and is financially able to bear the economic risk of such investment, including the total loss thereof.

(e)                                  Tax Consequences. Idealab acknowledges that the tax consequences to it of the Share Exchange will depend upon its particular circumstances, and it will look solely to, and rely solely upon, it own advisers with respect to the tax consequences of the Share Exchange.

(f)                                    No Registration. Idealab understands that the New Shares (and, if issued, the Conversion Shares) have not been registered under the Securities Act or any other applicable blue sky laws in reliance upon a specific exemption therefrom, the availability of which may depend upon, among other things, the bona fide nature of its investment intent as expressed herein and the accuracy of its representations, warranties and agreements as expressed herein.

(g)                                 Restrictions on Transferability. Idealab understands that the New Shares (and, if issued, the Conversion Shares) are “restricted securities” under the Securities Act in that the New Shares (and Conversion Shares) will be acquired from the Company in a transaction not involving a public offering. Idealab further understands that the New Shares (and the Conversion Shares) must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption therefrom is otherwise available. Moreover, Idealab understands that the Company is under no obligation to register the New Shares (or the Conversion Shares), other than as set forth in this Agreement and the IRA. In addition, Idealab understands that there will be substantial restrictions on the transferability of its New Shares (and the Conversion Shares) pursuant to this Agreement and that the certificate or certificates evidencing the New Shares (and the Conversion Shares) will be stamped or otherwise imprinted with a legend restricting transfer except in compliance therewith.

(h)                                 No Public Market. Idealab understands that no public market now exists for any of the New Shares (or the Conversion Shares) and that the Company has made no assurances that a public market will ever exist for the New Shares (or the Conversion Shares).

(i)                                     Rule 144. Idealab is aware of the provisions of Rule 144, promulgated under the Securities Act, which, in substance, permit limited public resale of “restricted securities” acquired directly or indirectly from the issuer thereof (or from an affiliate of such issuer) in a non-public offering subject to the satisfaction of certain conditions.

(j)                                     Methods of Disposition. Idealab understands that in the event all of the requirements of Rule 144 are not satisfied, registration under the Securities Act or reliance upon an exemption from such registration will be required to permit a sale of the New Shares (or Conversion Shares), and that, notwithstanding the fact that Rule 144 is not exclusive, the Staff of the SEC has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and other than pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales and that such persons and their respective brokers who participate in such transactions do so at their own risk.

(k)                                  Information Reviewed. Idealab has received and reviewed all information it considers necessary or appropriate for deciding whether to consummate the Share Exchange. Idealab has had an opportunity to ask questions and receive answers from the Company and its directors, officers, employees, agents and representatives regarding the terms and conditions of the Share Exchange and regarding the business, financial affairs and other aspects of the Company, and has further had the opportunity to obtain all information (to the extent that the Company possesses or can acquire such information without unreasonable effort or expense) which Idealab deems necessary to evaluate the investment and to verify the accuracy of the information otherwise provided to it.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Idealab as follows:

4.1                                 Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under, and by virtue of, the laws of the State of Delaware. The Company has all requisite corporate power and authority to own, operate and lease its assets and properties, and to carry on its business as presently conducted.

4.2                                 Corporate Power. The Company has all requisite legal and corporate power and authority to execute and deliver this Agreement, to issue the New Shares to Idealab hereunder, to issue the Conversion Shares in accordance with the terms and conditions of the Company’s Amended and Restated Certificate of Incorporation, to carry out and perform its obligations under the terms of this Agreement, and to consummate the transactions contemplated by this Agreement.

4.3                                 Authorization. All corporate action on the part of the Company, its directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement by the Company, the authorization, issuance and delivery to Idealab of the New Shares (and, if issued, the Conversion Shares), and the performance of the Company’s obligations under this Agreement, has been taken or will be taken prior to the Closing. This Agreement, when executed and delivered by the Company, shall constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

4.4                                 New Shares and Conversion Shares. The New Shares, when issued in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable, and will have the rights, preferences, privileges and restrictions described in the Company’s Amended and Restated Certificate of Incorporation. The Conversion Shares issuable upon conversion of the New Shares have been duly and validly reserved and, when issued in compliance with the terms and conditions of the Company’s Amended and Restated Certificate of Incorporation, will be validly issued, fully paid and nonassessable.

4.5                                 Capitalization. As of December 31, 2004, the authorized capital stock of the Company consists of (a) 125,000,000 shares of Class A Common Stock (of which 17,720,582 shares are outstanding), (b) 2,050,000 shares of Class B Common Stock (all of which are outstanding), (c) 2,000,000 shares of Class C Common Stock (of which 167,918 shares are outstanding), (d) 7,131,179 shares of Class D Common Stock (all of which are outstanding), (e) 10,000,000 shares of Series A Preferred Stock (all of which are outstanding), (f) 9,558,572 shares of Series B Preferred Stock (of which 9,558,571 shares are outstanding), (g) 9,945,000 shares of Series C Preferred Stock (of which 9,943,004 shares are outstanding), (h) 28,000,000 shares of Series D Preferred Stock (of which 18,168,299 shares are outstanding), (i) 1,633,608 shares of Series E Preferred Stock (of which 1,570,591 shares are outstanding), and 3,808,629 shares of Series F Preferred Stock (none of which is outstanding). As of the date hereof, all issued and outstanding shares of Common Stock of the Company are duly authorized, validly issued, fully paid and nonassessable. Upon the filing of the Charter Amendment, the Company shall have a sufficient number of shares of Class B Common Stock for issuance hereunder. As of the date hereof, the Company has reserved a sufficient number of shares of Class A Common Stock for issuance upon conversion of the New Shares. As of the date hereof, there are outstanding no options, warrants or other rights to acquire capital stock from the Company, other than (x) options representing in the aggregate the right to purchase no more than 4,292,615 shares of Class A Common Stock under the Company’s 1998 Stock Plan and 452,791 shares of Class C Common Stock under the Company’s 2000 Stock Plan, (y) warrants representing in the aggregate the right to purchase no more than 2,095,970 shares of Class A Common Stock, 4,130,710 shares of Series D Preferred Stock and 3,808,629 shares of Series F Preferred Stock, and (z) rights set forth in (i) the  Company’s Amended and Restated Certificate of Incorporation, (ii) the IRA, (iii) the Idealab Stockholder Agreement, dated as of December [    ], 1999 (the “Stockholder Agreement”), by and between Idealab, a California corporation, and Idealab, on the one hand, and the Company, on the other hand, and (iv) the CarsDirect.com, Inc. Series B Preferred Stock Purchase Agreement, dated as of April 12, 1999.

4.6                                 Exchange. Subject to the accuracy of the representations of Idealab in Section 3, the offer, sale and issuance of the New Shares and the Conversion Shares constitute transactions exempt from the registration requirements of Section 5 of the Securities Act.

ARTICLE 5

COVENANTS

5.1                                 Company Stockholder Approvals. The Company shall, promptly following the execution of this Agreement, submit the Charter Amendment to the stockholders of the Company for approval, including for approval by (a) a majority of the outstanding stock entitled to vote thereon, (b) a majority of the total number of shares of the Company’s Class A Common Stock, voting as a separate class, and (c) a majority of the total number of shares of the Company’s Class B Common Stock, voting as a separate class. The Company shall, promptly following the execution of this Agreement, seek consents from the holders of a majority of the Registrable Securities (as defined in the IRA) waiving the Right of First Refusal set forth in Section 8 of the IRA with respect to the transactions contemplated by this Agreement. Idealab shall, if requested by the Company, (x) execute, date and deliver to the Company, in accordance with Section 228 of the Delaware General Corporation Law, a consent of stockholders in lieu of meeting approving the Charter Amendment or (y) vote in favor of such Charter Amendment at any meeting of stockholders at which a vote on the Charter Amendment takes place.

5.2                                 Charter Amendment Filing. The Company shall, promptly following the approval of the Charter Amendment by the stockholders of the Company, file the Charter Amendment with the Secretary of State of the State of Delaware. If such approval is obtained by consent of stockholders in lieu of meeting, the Company shall, following such filing, provide prompt notice of the taking of such corporate action without a meeting to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of such meeting.

5.3                                 Restrictive Legend; Notice of Proposed Transfers.

(a)                                  Each certificate representing New Shares, Conversion Shares or any other securities issued in respect of such shares upon any stock split, stock dividend, recapitalization, merger or similar event shall be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any other legends required by agreement or by applicable federal or state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE TRANSFERRED UNLESS REGISTERED AND QUALIFIED UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, SUCH REGISTRATION AND QUALIFICATION IS NOT REQUIRED. ANY TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS (INCLUDING CERTAIN RESTRICTIONS, TERMS AND CONDITIONS BINDING UPON TRANSFEREES OF THESE SECURITIES) WHICH ARE SET

FORTH IN THE SHARE EXCHANGE AGREEMENT, DATED AS OF MARCH [    ], 2005, BY AND BETWEEN THE COMPANY AND IDEALAB HOLDINGS, L.L.C., AS AMENDED, AND, WHEN EXECUTED, IN ONE OR MORE LOCK-UP AGREEMENTS, AS AMENDED, COPIES OF WHICH ARE AVAILABLE AT THE PRINCIPAL OFFICE OF THE ISSUER.

(b)                                 Idealab acknowledges that the New Shares, the Conversion Shares and any other securities issued in respect of such shares upon any stock split, stock dividend, recapitalization, merger or similar event shall be deemed to be “Restricted Securities” under the IRA and, upon acceptance of any such shares, agrees to comply in all respects with the provisions of Section 4 of the IRA with respect to such shares (except that references in such Section 4 to the legend set forth in Section 3 of the IRA shall be deemed to be references to the legend set forth in this Section 5.3).

(c)                                  Idealab consents to the Company making a notation in its records and giving stop transfer instructions to any transfer agent of its capital stock in order to implement the restrictions on transfer established in this Agreement and Section 4 of the IRA.

5.4                                 Pre-IPO Restrictions on Transferability. In addition (and not in lieu of) the restrictions, terms and conditions set forth in Section 5.3 above, Idealab agrees to be bound by the restrictions on transferability set forth in Section 2.2 of the Stockholder Agreement for a period commencing on the date hereof and terminating on the date of the Company’s initial public offering (“IPO”); provided that if the Company’s IPO has not occurred by December 31, 2006 (the “Trigger Date”), Idealab shall be permitted to (a) sell or otherwise transfer in a private placement up to an aggregate of 25% of the Company’s capital stock held by Idealab as of the date hereof (calculated on an as-converted to Class A Common Stock basis and as adjusted for stock splits, combinations, recapitalizations and the like) and (b) make the sales, transfers or distributions permitted by Section 5.5(b)(i), (ii), (iv) and (v) hereof.

5.5                                 IPO Lock-Up Agreements.

(a)                                  In connection with the Company’s IPO, Idealab shall, promptly upon request by the Company or any managing underwriter for the Company’s IPO, enter into a lock-up agreement (the “Underwriter Lock-Up Agreement”) with the underwriters for the Company’s IPO prohibiting the sale or other transfer of any securities of the Company; provided, that,

(i)                                     if the IPO has occurred by the Trigger Date, the Underwriter Lock-Up Agreement is also entered into, on substantially similar terms, by and among the underwriters for the Company’s IPO, on the one hand, and the Company’s directors and executive officers holding at least 90% of the capital stock and rights to acquire capital stock of the Company (on a fully-diluted and an as-converted to Class A Common Stock basis) that is held by all of the Company’s directors and executive officers as a group (excluding Idealab and its affiliates) and, if requested by a managing underwriter for the Company’s IPO, each stockholder holding more than 5% of the capital stock of the Company (on a non-diluted and an as-converted to Class A Common Stock basis), on the other; provided, further, that if, following execution thereof, the terms of the Underwriter Lock-Up Agreement are modified or waived for any signatory other than Idealab, Idealab shall be entitled to receive a similar modification or waiver, or

(ii)                                  if the IPO occurs after the Trigger Date, the Underwriter Lock-Up Agreement is also entered into, on substantially similar terms, by and among the underwriters for the Company’s IPO, on the one hand, and the Company’s directors and executive officers holding at least 90% of the capital stock and rights to acquire capital stock of the Company (on a fully-diluted and an as-converted to Class A Common Stock basis) that is held by all of the Company’s directors and executive officers as a group (excluding Idealab and its affiliates) and each stockholder holding more than 5% of the equity of the Company (on a non-diluted and an as-converted to Class A Common Stock basis), on the other; provided, further, that if, following execution thereof, the terms of the Underwriter Lock-Up Agreement are modified or waived for any signatory other than Idealab, Idealab shall be entitled to receive a similar modification or waiver.

(b)                                 In connection with the Company’s IPO, Idealab shall, promptly upon request by the Company, enter into a lock-up agreement (the “Company Lock-Up Agreement”) with the Company prohibiting the sale or other transfer of any securities of the Company on terms substantially similar with the Underwriter Lock-Up Agreement (or, if there is no Underwriter Lock-Up Agreement, on terms customary for a lock-up agreement with underwriters in connection with an initial public offering of the size contemplated by the Company); provided, however, that notwithstanding the term of the Underwriter Lock-Up Agreement (or the term of a customary lock-up agreement), the term of the Company Lock-Up Agreement shall commence on the date of the final prospectus for the Company’s IPO and terminate on the date 18 months following the date of such final prospectus (such latter date, the “Lock-Up Expiration Date”); provided, further, that the Company Lock-Up Agreement shall permit, subject to the restrictions, terms and conditions set forth in Section 5.3 above:

(i)                                     sales or other transfers to the Company;

(ii)                                  sales or other transfers in connection with a Change in Control (as that term is defined in the Stockholder Agreement) of the Company approved in accordance with the Company’s Amended and Restated Certificate of Incorporation;

(iii)                               sales of shares of the Company’s capital stock held by Idealab made pursuant to an effective registration statement in connection with Idealab’s exercise of its piggyback registration rights set forth in Section 5.2 of the IRA (subject to the restrictions, terms and conditions set forth in this Agreement and the IRA);

(iv)                              the distribution without consideration of capital stock by Idealab to any entity that controls or is controlled by Idealab (collectively, the “Related Parties”) and the distribution without consideration of capital stock by Idealab or by a Related Party to any stockholders, members or partners of such parties (the “Equityholders”); provided, that (A) prior to any such distribution to a Related Party, it shall have executed and delivered to the Company an appropriate document in form and substance reasonably satisfactory to the Company confirming that such transferee takes such capital stock subject to all of the restrictions, terms and conditions of this Agreement, the Company Lock-Up Agreement and the IRA to the same extent as Idealab was bound by such provisions, and (B) prior to any such distribution to an Equityholder, such Equityholder shall have executed and delivered to the Company, if required by Section 4 of the IRA, an appropriate document in form and substance reasonably satisfactory to the Company confirming that such Equityholder takes such capital stock subject to all of the restrictions, terms and conditions of the IRA (other than the restrictions related to the second registration in Section 7 thereof) (it being understood that upon transfer to an Equityholder such shares shall no longer be subject to the restrictions, terms and conditions of this Agreement or the Company Lock-Up Agreement); except that, if the IPO occurs prior to the Trigger Date, Idealab shall, prior to any such distribution, cause each such Equityholder to agree not to sell any of their distributed capital stock for a period of one year from the date of the IPO and not more than one-third (1/3) of their distributed capital stock in each subsequent thirty (30) day period after such one-year lock-up period;

(v)                                 pledges of capital stock to nationally recognized financial institutions (not affiliated with Idealab or a Related Party) as collateral in connection with bona fide lending transactions; and

(vi)                              (A) if the IPO occurs prior to the Trigger Date, one or more private placements of not more than an aggregate of 25% of the shares of the Company’s capital stock held by Idealab as of the date hereof (calculated on an as-converted to Class A Common Stock basis and as adjusted for stock splits, combinations, reorganizations and the like) or (B) if the IPO occurs after the Trigger Date, one or more private placements of shares of the Company’s capital stock held by Idealab or a Related Party of not more than the sum of (x) 43.75% of the shares of the Company’s capital stock held by Idealab as of the date hereof less (y) the number of shares sold pursuant to Section 5.4(a) hereof (calculated in each case on an as-converted to Class A Common Stock basis and as adjusted for stock splits, combinations, reorganizations and the like); provided, in the case of clauses (A) and (B), that any such private placement of the shares of the Company’s capital stock held by Idealab does not result in the Idealab Related Parties (as such term is defined in the Company’s Amended and Restated Certificate of Incorporation) collectively ceasing to hold at least 15% of the shares of outstanding capital stock of the Company (calculated on an as-converted to Class A Common Stock basis); provided, further, that, in each case, prior to any such private placement, the transferee shall have executed and delivered to the

Company, if required by Section 4 of the IRA, an appropriate document in form and substance reasonably satisfactory to the Company confirming that such transferee takes such capital stock subject to all of the restrictions, terms and conditions of the IRA (it being understood that upon transfer to transferee such shares shall no longer be subject to the restrictions, terms and conditions of this Agreement or the Company Lock-Up Agreement).

(c)                                  Any attempted sale, transfer or other disposition of capital stock which is not in compliance with this Section 5.5 shall be null and void.

5.6                                 Post-Lock-Up Expiration Date Restrictions on Transferability.

(a)                                  Idealab agrees that for a period commencing on the Lock-Up Expiration Date and terminating on the date 18 months following the Lock-Up Expiration Date (such latter date, the “Post-Lock-Up Expiration Date”) it shall not sell, transfer, pledge, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, any capital stock of the Company; provided, that subject to the restrictions, terms and conditions set forth in Section 5.3 above, the Company shall permit the following:

(i)                                     sales or other transfers to the Company;

(ii)                                  sales or other transfers in connection with a Change in Control (as that term is defined in the Stockholder Agreement) of the Company approved in accordance with the Company’s Amended and Restated Certificate of Incorporation;

(iii)                               sales of shares of the Company’s capital stock held by Idealab made in compliance with the volume limitations of Rule 144 of the Securities Act;

(iv)                              sales of shares of the Company’s capital stock held by Idealab made pursuant to an effective registration statement in connection with Idealab’s exercise of its piggyback registration rights set forth in Section 5.2 of the IRA (subject to the restrictions, terms and conditions set forth in this Agreement and the IRA);

(v)                                 the distribution without consideration of capital stock by Idealab to a Related Party and the distribution without consideration of capital stock by Idealab or by a Related Party to any Equityholder; provided, that (A) prior to any such distribution to a Related Party, it shall have executed and delivered to the Company an appropriate document in form and substance reasonably satisfactory to the Company confirming that such transferee takes such capital stock subject to all of the restrictions, terms and conditions of this Agreement, the Company Lock-Up Agreement and the IRA to the same extent as Idealab was bound by such provisions, and (B) prior to any such distribution to an Equityholder, such Equityholder shall have executed and delivered to the Company, if required by Section 4 of the IRA, an appropriate document in form and substance reasonably satisfactory to the Company confirming that such Equityholder takes such capital stock subject to all of the restrictions, terms and conditions of the IRA (other than the restrictions related to the second registration referenced in Section 7 thereof) (it being understood that upon transfer to an Equityholder such shares shall no longer be subject to the restrictions, terms and conditions of this Agreement or the Company Lock-Up Agreement); except that, if the IPO occurs prior to the Trigger Date, Idealab shall, prior to any such distribution, cause each such Equityholder to agree not to sell any of their distributed capital stock for a period of one year from the date of the IPO and not more than one-third (1/3) of their distributed capital stock in each subsequent thirty (30) day period after such one-year lock-up period;

(vi)                              pledges of capital stock to nationally recognized financial institutions (not affiliated with Idealab or a Related Party (as such term is defined in the Stockholder Agreement)) as collateral in connection with bona fide lending transactions; and

(vii)                           (A)  if the IPO occurs before the Trigger Date, one or more private placements of not more than an aggregate of 25% of the shares of the Company’s capital stock held by Idealab as of the date hereof (calculated on an as-converted to Class A Common Stock basis) or (B) if the IPO occurs after the Trigger Date, one or more private placements of shares of the Company’s capital stock held by Idealab or a Related Party of not more than the sum of (i) 57.85% of the shares of the Company’s capital stock held by Idealab as of the date hereof less (ii) the number of shares sold pursuant to Section 5.4(a) and 5.5(b)(vi)(B) hereof (calculated in each case on an as-converted to Class A Common Stock basis and as adjusted for stock splits, combinations, reorganizations and the like); provided, that, in the case of clauses (A) and (B) above, any such private placement of the shares of the Company’s capital stock held by Idealab does not result in the Idealab Related Parties (as such term is defined in the Company’s Amended and Restated Certificate of Incorporation) collectively ceasing to hold at least 15% of the shares of outstanding capital stock of the Company (calculated on an as-converted to Class A Common Stock basis), provided, further, that, in each case, prior to any such private placement, the transferee shall have executed and delivered to the Company, if required by Section 4 of the IRA, an appropriate document in form and substance reasonably satisfactory to the Company confirming that such transferee takes such capital stock subject to all of the restrictions, terms and conditions of the IRA (it being understood that upon transfer to transferee such shares shall no longer be subject to the restrictions, terms and conditions of this Agreement or the Company Lock-Up Agreement).

(b)                                 Any attempted sale, transfer or other disposition of capital stock which is not in compliance with this Section 5.6 shall be null and void.

5.7                                 Registration Rights.

(a)                                  From the date hereof until the Post-Lock-Up Expiration Date, Idealab shall not exercise, or participate in the exercise of, any registration rights set forth in Section 5.1 or Section 5.3 of the IRA or, other than as set forth in Section 5.7(b) below, any registration rights set forth in Section 5.2 of the IRA.

(b)                                 Subject to the restrictions, terms and conditions imposed by any Underwriter Lock-Up Agreement, for the period commencing on the date of the final prospectus for the Company’s IPO and terminating on the Post-Lock-Up Expiration Date, Idealab may exercise its piggyback registration rights set forth in Section 5.2 of the IRA with respect to Registrable Securities (as defined in the IRA) held by Idealab and sell such shares without regard to the restrictions, terms and conditions imposed by Section 5.5 and Section 5.6; provided, that such rights are only exercised with respect to 10% or less of Idealab’s and any Related Party’s then-current holdings of the Company’s capital stock in the aggregate (calculated on an as-converted to Class A Common Stock basis), subject to any cutback restrictions set forth in Section 5.2 of the IRA.

5.8                                 Expenses. Whether or not the transactions contemplated hereby are consummated, the Company and Idealab shall bear one-half of all costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, execution and performance of this Agreement (including the opinion referenced in Section 6.1(a)(viii) below) and the transactions contemplated hereby, including all costs and expenses incurred by the Company in obtaining a fairness opinion from a financial advisor reasonably satisfactory to the Company and to Idealab to the effect that the exchange ratio of 1.1 shares of the Company’s Series D Preferred Stock for each share of the Company’s newly issued Class B Common Stock is fair, from a financial point of view, to the Company.

ARTICLE 6

CONDITIONS TO CLOSING

6.1                                 Conditions to Obligations of Idealab.

(a)                                  The obligations of Idealab hereunder to consummate the transactions contemplated hereby are subject to the fulfillment, at or prior to the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Idealab in its sole discretion):

(i)                                     the representations and warranties made by the Company in ARTICLE 4 above shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date);

(ii)                                  the Company shall have performed and complied with, in all material respects, the covenants, agreements and obligations required by this Agreement to be performed or complied with by the Company at or prior to the Closing;

(iii)                               there shall not be in effect on the Closing Date any order or law restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement;

(iv)                              the special committee of the Board of Directors composed of directors unaffiliated with Idealab shall have approved this Agreement and the transactions contemplated by it;

(v)                                 the Company shall have received all necessary stockholder approvals for the Charter Amendment, and the Company shall have filed the Charter Amendment with the Secretary of State of the State of Delaware;

(vi)                              the Company shall have obtained consents from the holders of a majority of the Registrable Securities (as defined in the IRA) waiving the Right of First Refusal set forth in Section 8 of the IRA with respect to the transactions contemplated by this Agreement;

(vii)                           the Company shall have delivered to Idealab a certificate signed by the Secretary of the Company certifying that the Board of Directors, pursuant to the authority granted to it by Section 1 of the IRA, has authorized the Conversion Shares to be “Registrable Securities” under the IRA; and

(viii)                        Idealab shall have received from Munger, Tolles & Olson LLP, counsel to the Company, an opinion addressed to Idealab, dated as of the Closing Date, in substance reasonably satisfactory to Idealab.

(b)                                 Notwithstanding Section 6.1(a) above, Idealab’s obligations to consummate the transactions contemplated hereby shall not be relieved by the failure of any of the foregoing conditions if such failure is the result, directly or indirectly, of any breach by Idealab of any of its covenants, agreements or obligations under this Agreement with respect to the transactions contemplated hereby.

6.2                                 Conditions to Obligations of the Company.

(a)                                  The obligations of the Company hereunder to consummate the transactions contemplated hereby are subject to the fulfillment, at or prior to the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the Company in its sole discretion):

(i)                                     the representations and warranties made by Idealab in ARTICLE 3 above shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date;

(ii)                                  Idealab shall have performed and complied with, in all material respects, the covenants, agreements and obligations required by this Agreement to be performed or complied with by it at or prior to the Closing;

(iii)                               there shall not be in effect on the Closing Date any order or law restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement; and

(iv)                              the Company shall have received all necessary stockholder approvals for the Charter Amendment, and the Company shall have filed the Charter Amendment with the Secretary of State of the State of Delaware.

(b)                                 Notwithstanding Section 6.2(a) above, the Company’s obligations to consummate the transactions contemplated hereby shall not be relieved by the failure of any of the foregoing conditions if such failure is the result, directly or indirectly, of any breach by the Company of any of its covenants, agreements or obligations under this Agreement with respect to the transactions contemplated hereby.

ARTICLE 7

TERMINATION

7.1                                 Termination Events. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing Date:

(a)                                  by mutual written agreement of the parties hereto;

(b)                                 by Idealab, upon written notification to the Company if there has been a material breach of any representation, warranty, covenant, agreement or obligation on the part of the Company and such breach is not curable or, if curable, has not been cured within ten business days following receipt by the Company of notice of such breach from Idealab;

(c)                                  by Idealab, upon written notification to the Company if any of the conditions set forth in Section 6.1(a) above is or becomes impossible to fulfill, other than as a result, directly or indirectly, of any breach by Idealab of any of its covenants, agreements or obligations under this Agreement with respect to the transactions contemplated hereby, and Idealab has not waived such condition;

(d)                                 by the Company, upon written notification to Idealab if there has been a material breach of any representation, warranty, covenant, agreement or obligation on the part of Idealab and such breach is not curable or, if curable, has not been cured within ten business days following receipt by Idealab of notice of such breach from the Company;

(e)                                  by the Company, upon written notification to Idealab if any of the conditions set forth in Section 6.2(a) above is or becomes impossible to fulfill, other than as a result, directly or indirectly, of any breach by the Company of any of its covenants, agreements or obligations under this Agreement with respect to the transactions contemplated hereby, and the Company has not waived such condition; or

(f)                                    by either the Company or Idealab, upon written notification to the other if the Closing has not occurred, other than as a result, directly or indirectly, of any breach by the party seeking to terminate this Agreement of any of its covenants, agreements or obligations under this Agreement with respect to the transactions contemplated hereby, on or before April 30, 2005, or such later date as the parties hereto may mutually agree in writing.

7.2                                 Effect of Termination. If this Agreement is validly terminated pursuant to Section 7.1 above, this Agreement shall forthwith become null and void and of no further effect, and there will be no liability or obligation on the part of any party hereto, except that, this Section 7.2 and ARTICLE 8 below, and the obligations of the parties thereunder, shall survive any such termination.

ARTICLE 8

MISCELLANEOUS

8.1                                 Survival. The representations and warranties contained in this Agreement shall not survive the Closing. The covenants contained herein shall survive the Closing only to the extent that such covenants are to be performed, in whole or in part, after the Closing.

8.2                                 Notices. All notices, requests and other communications hereunder must be in writing and shall be deemed to have been duly given only if delivered personally or by facsimile transmission or internationally recognized courier, to the intended party at the following address or facsimile number:

If to Idealab to:

Idealab Holdings, L.L.C.
130 West Union Street
Pasadena, CA 91103
Fax:	(626) 535-2703
Attn:	General Counsel

with a copy to:

Latham & Watkins LLP
633 West Fifth Street, Suite 4000
Los Angeles, CA 90071
Fax:	(213) 891-8763
Attn:	Jeffrey L. Kateman, Esq.

If to the Company, to:

CarsDirect.com, Inc.
909 North Sepulvada
El Segundo, CA 90245
Fax:	(310) 280-4335
Attn:	General Counsel

with a copy to:

Munger, Tolles & Olson LLP
355 South Grand Avenue, 35th Floor
Los Angeles, CA 90071
Fax:	(213) 687-3702
Attn:	Robert B. Knauss, Esq.

All such notices, requests and other communications shall (a) if delivered by facsimile transmission, be deemed given upon electronic confirmation of receipt, and (b) if delivered personally or by internationally recognized courier, be deemed given upon actual receipt by the person to receive delivery. Any party hereto may from time to time change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

8.3                                 Governing Law. The parties hereto expressly agree that all the terms and conditions hereof shall be construed under the laws of the State of California applicable to agreements made and to be performed entirely therein.

8.4                                 Entire Agreement. This Agreement sets forth the full and entire understanding and agreement of the parties hereto relating to the subject matter hereof and supersedes all prior understanding and agreements of the parties hereto in connection therewith.

8.5                                 Amendment. Neither this Agreement nor any term hereof may be amended, supplemented or modified other than by a written instrument duly executed by the party against whom enforcement of any such amendment, supplement or modification is sought.

8.6                                 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. No delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to any party will impair or affect the right of such party thereafter to exercise the same. Any extension of time or other indulgence granted to any party will not otherwise alter or affect any power, remedy or right with respect to any other party, or the obligations of the party to whom such extension or indulgence is granted.

8.7                                 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement shall not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

8.8                                 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so shall be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and permitted assigns.

8.9                                 Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto, their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other persons any legal or equitable right, benefit, or remedy of any nature whatsoever, except as expressly set forth herein.

8.10                           Construction. Every term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party hereto.

8.11                           Incorporation by Reference. The exhibit attached hereto and referred to herein is incorporated in this Agreement by reference.

8.12                           Headings. The headings used in this Agreement have been inserted for convenience of reference only, and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

8.13                           Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each party hereto as of the date first above written.

THE COMPANY

CARSDIRECT.COM, INC.

By:	/s/ Robert N. Brisco
Name:
Title:

IDEALAB

IDEALAB HOLDINGS, L.L.C.

By:	/s/ Marcia Goodstein
Name:
Title: